NR05-24

August 17, 2005

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Peter Wilt or Hillarie Bloxom
(713) 507-6466

STEPHEN A. FURBACHER PROMOTED TO PRESIDENT

AND CHIEF OPERATING OFFICER OF DYNEGY

HOUSTON (August 17, 2005) – Dynegy Inc. (NYSE: DYN) today announced that Stephen A. Furbacher, Executive Vice President of the company’s Midstream natural gas business, has been promoted to President and Chief Operating Officer. In his new role, Furbacher, 57, will oversee both Power Generation and Midstream operations. He will continue to report directly to Bruce A. Williamson, Chairman and Chief Executive Officer of Dynegy Inc.

“With more than 30 years of operations experience and a proven track record of performance in the energy business, I believe Steve is the perfect choice to serve as our President and COO. I am also delighted with his decision to remain with the company as a member of our management team rather than retire,” said Williamson. “Steve will expand his managerial responsibilities by taking on the leadership of the Power Generation group, while also continuing to manage our Midstream business, which, as previously announced, is expected to be sold to Targa Resources in the fourth quarter 2005. I am confident that his results-oriented leadership style, combined with his extensive commodity energy background, will translate to continued success in Power Generation as the market recovers.”

According to Furbacher, “Dynegy places a premium on the operational aspects of its business and, in particular, ensuring that our energy assets are available to serve the market and our customers. My focus is on working with our experienced operational and commercial teams

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STEPHEN A. FURBACHER PROMOTED TO PRESIDENT	NR05-24
AND CHIEF OPERATING OFFICER OF DYNEGY
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to implement company-wide best practices that achieve strong financial results in an environment marked by safe, reliable and cost-efficient operations.”

Furbacher’s agreement not to retire as previously announced and his appointment to the role of President and COO comes following the resignation earlier this week of Power Generation Executive Vice President Alec G. Dreyer, who left the company in order to pursue other interests. Williamson added, “We wish Alec the best in his future endeavors.”

Furbacher began his career as a design engineer with Chevron Corp. in 1973. He was named President of Chevron’s Warren Petroleum Company in 1994. In 1996, he joined Dynegy as President of its Midstream business. Furbacher earned a bachelor’s degree in mechanical engineering from Valparaiso University in Indiana.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to markets and customers throughout the United States. Through its energy businesses, the company owns and operates a diverse portfolio of assets, including power plants totaling approximately 13,000 megawatts of net generating capacity and gas processing plants that process approximately 1.6 billion cubic feet of natural gas per day.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements regarding the sale of Dynegy’s Midstream business, continued success in Power Generation, recovery of the Power Generation sector, and Dynegy’s ability to achieve strong results with safe, reliable and cost-efficient operations. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those targeted, expected or implied include: changes in commodity prices; the effects of competition and weather on the demand for Dynegy’s products and services; Dynegy’s ability to close the agreed upon sale of its Midstream business; Dynegy’s ability to operate its businesses efficiently; Dynegy’s ability to address its substantial leverage; operational factors affecting Dynegy’s assets, including blackouts or other unscheduled outages; and uncertainties regarding environmental regulations and litigation and other legal or regulatory developments affecting Dynegy’s businesses. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2005, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law. DYNC.

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